                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               NETMANAGE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                NETMANAGE, INC.
                         10725 North De Anza Boulevard
                         Cupertino,  California  95014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 30, 1997

TO THE STOCKHOLDERS OF NETMANAGE, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NetManage, Inc., a Delaware corporation (the "Company"), will be held on Friday, May 30, 1997 at 9:00 a.m. local time at the offices of the Company at 10725 North De Anza Boulevard, Cupertino, California 95014 for the following purposes:

         1. To elect one director to hold office until the Annual Meeting of Stockholders in the year 2000.

         2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

         3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 28, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors



                                        Walter D. Amaral
                                        Secretary

Cupertino, California
April 18, 1997

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                NETMANAGE, INC.
                         10725 North De Anza Boulevard
                         Cupertino,  California  95014

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of NetManage, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, May 30, 1997 at 9:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company at 10725 North De Anza Boulevard, Cupertino, California 95014. The Company intends to mail this proxy statement and accompanying proxy card on or about April 18, 1997 to all stockholders entitled to vote at the Annual Meeting.

         An annual report for the fiscal year ended December 31, 1996 is enclosed with this Proxy Statement.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders.
Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation and distribution of proxies for which it will receive a fee from the Company of approximately $3,200, plus out-of-pocket expenses. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to these individuals for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on March 28, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 28, 1997, the Company had outstanding and entitled to vote 43,211,888 shares of Common Stock. A majority, or 21,605,945 shares, of the Common Stock will constitute a quorum for the transaction of business. Each holder of record of Common Stock on March 28, 1997 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         Stockholders of Common Stock are entitled to one vote for each share held. Shares of stock may not be voted cumulatively with respect to the election of directors. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 10725 North De Anza Boulevard, Cupertino, California 95014, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than December 13, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

         The Board of Directors is presently composed of five members. There is one director in the class, Zvi Alon, whose term of office expires in 1997. Mr. Alon is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, Mr. Alon would serve until the 2000 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Company may propose. The person nominated for election has agreed to serve if elected, and the Company has no reason to believe that the nominee will be unable to serve.

         Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

         The name of the nominee and certain information about him is set forth below:

         Zvi Alon, age 45, is the founder of the Company and has served as its Chairman of the Board, President and Chief Executive Officer since the Company's formation. From 1986 to 1989, Mr. Alon was the President of Halley Systems, a manufacturer of networking equipment including bridges and routers. He also has served as Manager, Standard Product Line at Sytek, Inc., a networking company, and Manager of the Strategic Business Group for Architecture, Graphics and Data Communications at Intel Corporation, a semiconductor manufacturer. Mr. Alon received a B.S. degree in electrical engineering from the Technion-Israel Institute of Technology in Haifa, Israel (the "Technion"). He is a member of the board of directors of NetVision, Ltd.,
a 50%-owned subsidiary of the Company.   Mr. Alon is the son-in-law of Uzia
Galil, a director of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR FOR THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

         John Bosch, age 61, has served as a director of the Company since December 1991. Since 1981, Mr. Bosch has been a general partner of Bay Partners, a venture capital firm. In 1976 he co-founded Cronus Precision Products, Inc., a digital timing company, and he served as its President and Chief Executive Officer until 1981. In 1970 Mr. Bosch co-founded Anixter, Bosch and Russell, a consulting firm specializing in marketing and sales consulting for high technology companies and in technical venture analysis for the venture capital community. Mr. Bosch is currently a director of five portfolio companies. He is a graduate of the University of Southern California where he received a B.S. degree in mechanical engineering and an M.B.A. in marketing.

         Dr. Shelley Harrison, age 54, has served as a director the Company since July 1996, filling an open vacancy on the Board. Dr. Harrison has served as Chairman of the Board of Directors since 1993 and Chief Executive Officer since April 1996 of Spacehab, Inc., a company which develops, owns and operates habitable modules and logistics supply services for the manned U.S. Space Shuttle missions. In addition, Dr. Harrison is a managing general partner of PolyVentures L.P. and PolyVentures II, L.P., which are high technology venture capital firms. Dr. Harrison also serves on the board of trustees of Polytechnic University in New York. He received his B.S. in electrical engineering from New York University and received an M.S. and PhD in electrophysics from Polytechnic University.


DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

         Uzia Galil, age 71, has served as a director of the Company since December 1991. Mr. Galil is the Chairman of the Board of Directors of Elron Electronic Industries, Ltd. ("Elron"), its founder and also has been its President and Chief Executive Officer since its formation. Mr. Galil has been Chairman of the Board of Directors of Elbit Ltd., an affiliate of Elron, since January 1981, having been President and Chief Executive Officer of Elbit from 1967 to 1978. Mr. Galil also serves as director of Elscint Ltd., Elbit Systems Ltd., Elbit Medical Imaging Ltd., Orbotech Ltd., Zoran Corporation, Opal Inc., and most of the private companies of the Elron Group. Mr. Galil received a B.S. degree from the Technion and an M.S. in electrical engineering from Purdue University, Lafayette, Indiana. An honorary doctorate in technical sciences was granted to him by the Technion in 1977 in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy was granted to him by the Weizman Institute of Science in 1991 and an honorary doctorate in engineering was granted to him in 1995 by the Polytechnic University in New York. From 1980 through mid-1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion.
Mr. Galil is the father-in-law of Mr. Zvi Alon, a director of the Company and the Company's President and Chief Executive Officer.

         Darrell Miller, age 50, has served as a director of the Company since February 1994 and served as Executive Vice President, Corporate Strategic Marketing for the Company from December 1994 to February 1996. From 1987 to 1993, Mr. Miller was at Novell, Inc., a computer network company, in numerous positions including Executive Vice President responsible for strategic and marketing operations and Executive Vice President responsible for product development. From 1984 to 1987, Mr. Miller acted as the Director of Marketing for Ungermann-Bass, a manufacturer of networking equipment. Since 1994, Mr. Miller has served on the board of directors of Xpoint Technologies, Inc., a switched ethernet company. Mr. Miller is a graduate of the University of Denver where he received a B.S. in business administration.


BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 1996, the Board of Directors held seven meetings, including telephone meetings. Standing committees of the Board include an Audit Committee, an Option Committee, and a Compensation Committee.

         The Audit Committee meets with the Company's independent auditors at least quarterly to review the results of the quarterly reviews or annual audit and discuss the financial statements; makes recommendations to the Board regarding the retention of independent auditors; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls.
The Audit Committee is composed of four non-employee directors: Messrs. Bosch, Galil, Harrison and Miller. The Audit Committee met five times during 1996.

         The functions of the Option Committee are to review and approve awards of stock options under the Company's stock option plans to employees and consultants who are not subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), and to recommend any changes or amendments to the stock option plans. The Option Committee met eight times during 1996 and consists of Messrs. Bosch and Miller.

         The Compensation Committee reviews and approves specific compensation matters for the Chief Executive Officer and all executive staff who report directly to the Chief Executive Officer and otherwise performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Bosch and Galil. For purposes of grants and purchases under the Company's stock option and purchase plans to officers subject to Section 16 of the Exchange Act other than the Chief Executive Officer, the Compensation Committee was also comprised of
Mr. Alon during 1996.   The Compensation Committee met once during 1996.

         During the fiscal year ended December 31, 1996, each Board member attended 75% or more of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member.





                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1990. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 1997 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. The information as to each person has been furnished by such person, and each person has sole voting power and sole investment power with respect to all shares beneficially owned by such persons except as otherwise indicated and subject to community property laws where applicable. Except as set forth below, the address of each named individual is the address of the Company as set forth herein.

                                                                        BENEFICIAL OWNERSHIP
                                                                        --------------------
                                                                      NUMBER
                                                                        OF         PERCENT OF
BENEFICIAL OWNER                                                      SHARES      TOTAL(%)(1)
----------------                                                    ----------    -----------
 Zvi Alon (2)  . . . . . . . . . . . . . . . . . . . . . . . .       8,856,204        20.5

 Elron Electronic Industries, Ltd. (3) . . . . . . . . . . . .         925,000         2.1
   P.O. Box 1573
   Haifa 31015, Israel
 Uzia Galil (4)  . . . . . . . . . . . . . . . . . . . . . . .       1,535,666         3.6
 Robert Williams (5)   . . . . . . . . . . . . . . . . . . . .         206,962          *
 Patricia Roboostoff (6) . . . . . . . . . . . . . . . . . . .          37,444          *
 Walter Amaral (7) . . . . . . . . . . . . . . . . . . . . . .          36,941          *
 John Bosch (8)  . . . . . . . . . . . . . . . . . . . . . . .          24,667          *
 Darrell Miller (9)  . . . . . . . . . . . . . . . . . . . . .          11,000          *
 Shelley Harrison  . . . . . . . . . . . . . . . . . . . . . .               0          *
 All executive officers and directors
    as a group (9 persons) (2),(3),(10)                             10,711,884        24.8

_________________
*        Less than one percent.

(1) Based on 43,193,840 shares of Common Stock outstanding as of February 28, 1997.

(2) Includes (i) 8,818,204 shares held by the Zvi and Ruth Alon Living Trust (the "Living Trust") and (ii) 38,000 shares held by the Zvi Alon Family Foundation (the "Foundation"). Mr. Alon and his wife, Ruth Alon, are the trustees of the Living Trust and the Foundation. Excludes 990,500 shares held by the Zvi and Ruth Alon 1993 Children's Trust (the "Children's Trust"), of which Mr. Uzia Galil is sole trustee.

(3) These shares are owned by Elron Electronic Industries, Ltd. (the "Elron Shares"). Mr. Galil is Chairman of the Board of Directors, President and Chief Executive Officer of Elron. Mr. Galil disclaims beneficial ownership of the Elron Shares.

(4) Includes (i) 500,000 shares owned by Uzia and Ella Galil , (ii) 990,500 shares held by the Children's Trust, and (iii) 45,166 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 1997. Mr. Galil is the sole trustee of the Children's Trust however he disclaims beneficial ownership of the shares that are held in the Children's Trust. The number of shares also excludes the Elron Shares for which Mr. Galil disclaims beneficial ownership. Mr. Galil is the Chairman of the Board of Directors, President and Chief Executive Officer of Elron.

 (5) Includes 204,654 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 1997.

(6) Includes 34,999 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 1997.

(7) Includes 35,417 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 1997.

(8) Includes 24,667 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 1997.

 (9) Includes 11,000 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 1997.

(10) Includes 355,903 shares issuable upon exercise of options that are exercisable within 60 days of February 28, 1997.


COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

         Section 16(a) of the Exchange Act requires that the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that one Form 4 filed for Mr. Williams and two Form 4s filed for Mr. Miller were filed late related to changes in beneficial ownership, and a Form 5 for Mr. Amaral related to an option repricing and a Form 5 filed for Mr. Lawton related to an option grant were filed late. In addition, an amended Form 4 will be filed for Mr. Harrison reflecting additional options granted upon his election to the Board of Directors in 1996.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         The Company's non-employee directors currently receive a fixed sum of twelve thousand dollars ($12,000) in cash compensation per annum, payable quarterly, for service on the Board of Directors or any Committee thereof. In addition, non-employee directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Employee directors do not receive separate compensation for their services on the Board of Directors, although service on the Board may be considered when establishing their compensation as employees.

DIRECTORS' PLAN

         Non-employee directors of the Company are eligible to receive options under the 1993 Directors' Stock Option Plan (the "Directors' Plan"). Option grants under the Directors' Plan are non-discretionary. A total of 800,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. Pursuant to the terms of the Directors' Plan, each person that is elected for the first time as a director of the Company and who is not otherwise employed by the Company or an affiliate of the Company (a "Non-Employee Director") automatically will be granted an option to purchase 40,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) upon the date of his or her election to the Board. At the Annual Meeting of Stockholders of each year, each person who is then a Non-Employee Director and has been a Non-Employee Director for at least three months shall be granted an option to purchase 8,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan).

         In 1996 pursuant to the Directors' Plan, options to purchase 8,000 shares were granted on May 29, 1996 to each of Messrs. Bosch, Galil and Miller at an exercise price of $16.625 per share, and an option to purchase 40,000 shares was granted to Mr. Harrison on July 18, 1996 at an exercise price of $10.375 per share. All of these options were subsequently repriced to $6.00 per share on January 2, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Each of Zvi Alon, the Company's President, Chief Executive Officer and the Chairman of the Board of Directors, and Uzia Galil, a director and the father-in-law of Zvi Alon, participated in the deliberations of the Compensation Committee concerning executive officer compensation. Mr. Galil abstained from voting on Mr. Alon's compensation, and although Mr. Alon attends meetings of the Committee, he does not participate in deliberations that relate to his own compensation.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

         The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of 1994, 1995 and 1996 to the Company's Chief Executive Officer, the Company's two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 1996, and an individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of 1996 (collectively, the "Named Executive Officers"). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL                               LONG TERM
                                                        COMPENSATION                           COMPENSATION
                                             -----------------------------------          ---------------------
                                                                                          SECURITIES UNDERLYING
 NAME AND PRINCIPAL POSITION                 YEAR     SALARY (1)($)     BONUS ($)                 OPTIONS
 ---------------------------                 ----     ------------      ---------          --------------------
 Zvi Alon . . . . . . . . . . . . . .        1996        302,500         90,750                     --
   Chairman of the Board and                 1995        275,000        151,250                     --
   Chief Executive Officer                   1994        191,000        130,098                     --

 Walter Amaral . . . . . . . . . . . .       1996        192,400         48,100                  140,000 (2)
   Sr. Vice President, Finance and           1995        127,187         93,625                  100,000
   Chief Financial Officer                   1994          N/A            N/A                       --

 Patricia Roboostoff . . . . . . . . .       1996        133,533         33,383                  128,000 (3)
   Sr. Vice President,                       1995        123,600         67,980                   13,000
   Human Resources                           1994          8,182          -0-                     80,000

 Robert Williams . . . . . . . . . . .       1996        119,760         29,867                   14,500 (4)
  Vice President, Business Development       1995        117,700         64,735                   10,500
  and Corporate Marketing                    1994        105,000         71,515                     --

_________________
(1) Includes amounts deferred pursuant to Section 401(k) of the Code, as amended.

(2) Includes an original option grant of 40,000 shares and 100,000 of options that were repriced in 1996.

(3) Includes an original option grant of 35,000 shares and 93,000 of options that were repriced in 1996.

(4) Includes an original option grant of 4,000 shares and 10,500 of options that were repriced in 1996.

                       STOCK OPTION GRANTS AND EXERCISES

         The Company has granted 582,500 options to its current executive officers under its 1992 Employee Stock Option Plan (the "Option Plan"). As of December 31, 1996, options to purchase a total of 4,093,612 shares were outstanding under the Option Plan and options to purchase 3,674,480 shares remained available for grant thereunder.

         The following table sets forth certain information with respect to stock options granted to the Named Executive Officers. The exercise price of the options was set at the fair market value as of the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                         % OF TOTAL
                                          OPTIONS
                                         GRANTED TO
                         NUMBER OF       EMPLOYEES        EXERCISE
                          OPTIONS            IN             PRICE        EXPIRATION            GRANT DATE
         NAME             GRANTED       FISCAL YEAR     ($/SHARE)(1)        DATE           PRESENT VALUE ($)(2)
         ----             --------      -----------     ------------        ----           --------------------
 Zvi Alon                    --              --               --             --                       --

 Walter Amaral           100,000 (3)        2.4%            $11.13        04/24/05               $1,141,825
                          40,000            1.0%            $10.38        07/17/06                 $289,624

 Patricia Roboostoff      80,000 (3)        2.0%            $11.13        12/12/04                 $634,917
                          13,000 (3)        0.3%            $11.13        10/22/05                 $210,459
                          35,000            0.9%            $10.38        07/17/06                 $246,453

 Robert Williams          10,500 (3)        0.3%            $11.13        10/22/05                 $165,429
                           4,000            0.1%            $10.38        07/17/06                 $ 29,858

____________________
1. On January 2, 1997, all options with an exercise price greater than $6.00 granted to Named Executive Officers, as well as to all other employees and directors, were repriced to $6.00. There was no change in the vesting schedules.

2. In determining the grant date present value of options, the Black-Scholes valuation method was used. The assumptions used in this valuation included an expected volatility of approximately .78, risk-free interest rates ranging from 5.35 to 6.44 percent, no dividend yields, and terms ranging from approximately 26 to 77 months.

3. These options grants to Named Executive Officers represent options that were repriced to $11.13 on February 13, 1996, as were all options granted to employees in 1995 and certain options granted in the fourth quarter of 1994 under the Option Plan. In addition, the vesting on the repriced options was delayed six months.

         The following table sets forth certain information concerning the number and value at December 31, 1996 of unexercised "in the money" options held by the Named Executive Officers. The values set forth below have not been, and may never be realized, and are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Company's Common Stock on December 31, 1996, which was $6.00.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-
                                                                  UNDERLYING UNEXERCISED       THE-MONEY OPTIONS AT
                        SHARES ACQUIRED                             OPTIONS AT FY-END             FISCAL YEAR-END
         NAME           ON EXERCISE (#)     VALUE REALIZED       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----           ---------------     ---------------      -------------------------   -------------------------
 Zvi Alon                      --                  --                       --                           --

 Walter Amaral                 --                  --                   27,083  / 112,917         -0-      /   -0-

 Patricia Roboostoff           --                  --                   28,333 /   99,667         -0-      /   -0-

 Robert Williams             20,000             $314,375               179,654 /   58,250        $853,357 / $207,813

                         TEN-YEAR OPTION REPRICINGS (1)

         The following table sets forth certain information related to the repricing of stock options to Named Executive Officers during 1996. In February 1996, all options granted to employees in 1995 and certain options granted in the last quarter of 1994 were repriced to $11.13 per share by the
Company's Board of Directors.   The vesting of all repriced options was delayed
six months.

                                                                                                            LENGTH OF
                                                                                                            ORIGINAL
                                                                                                             OPTION
                                                                                  EXERCISE                    TERM
                                 NUMBER OF SECURITIES    MARKET PRICE OF           PRICE          NEW       REMAINING
                                  UNDERLYING OPTIONS        STOCK AT             AT TIME OF     EXERCISE    AT DATE OF
      NAME              DATE           REPRICED        TIME OF REPRICING($)     REPRICING($)    PRICE($)     REPRICING
      -----             ----     --------------------  --------------------     ------------    ---------    ---------
Zvi Alon                  --             --                    --                     --            --          --

Walter Amaral          2/13/96        100,000                $11.13                 $16.13        $11.13       91 yrs

Patricia Roboostoff    2/13/96         80,000                $11.13                 $12.63        $11.13       81 yrs
                       2/13/96         13,000                $11.13                 $19.81        $11.13       91 yrs

Robert Williams        2/13/96         10,500                $11.13                 $19.81        $11.13       9.75 yrs


         The Board of Directors determined that as a result of declines in the price of the Company's stock, the incentive provided by the options previously granted to all employees was insufficient to assist the Company in retaining its employees. Employee retention had become a significant challenge for the Company due to the extremely competitive nature of the employment marketplace, which, combined with the Company's performance and declining stock price, had lead to substantial turnover. To assist the Company in retaining its employees by providing additional incentive to remain with the Company over the long-term, the Board of Directors decided to reprice outstanding options, including the options held by the executives in the table above. The Board believed that the factors affecting the decision as to whether to reprice the options held by officers were identical to those for all other employees, and that it was in the interests of the Company to provide adequate incentive to assist in employee, including executive officer, retention.

                                        Zvi Alon
                                        John Bosch
                                        Uzia Galil
                                        Darrell Miller

_________________________
(1) The material under this caption is not "soliciting material", is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION (1)

COMPENSATION PHILOSOPHY

         The primary goal of the Company is to align compensation with the Company's business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Compensation Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

         o The Company pays competitively with leading software and high technology companies with which the Company competes for talent.

         o The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

         o The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

EXECUTIVE OFFICER SALARY

         Of the Company's current officers other than the Chief Executive Officer, two joined the Company in 1996, one joined the Company in 1995, and one joined the Company in 1994. With respect to the two officers hired in 1996, salary, potential bonus and stock option grants were determined on the basis of negotiations between the Company and the officer with due regard to the officers' experience, prevailing market conditions and internal equity. Similarly, the Company negotiated with each of the other officers at the time of their hiring and reached a level of compensation that the Company believed was reasonably required to obtain the services of such officer.

         In addition to reviewing the above considerations, the Compensation Committee annually obtains and reviews salary surveys, including the Radford Management and the SC/CHiPs Executive and Senior Management Surveys, for similar positions in the software and high technology sectors in establishing the annual executive officer compensation.

ANNUAL INCENTIVE COMPENSATION

         A substantial portion of the cash compensation paid to the Company's officers, including the Chief Executive Officer, is in the form of discretionary bonus payments payable on a quarterly basis. The Compensation Committee believes that the bonus compensation of the Chief Executive Officer and the Company's other executive officers should be expressly linked to the Company's performance. Consistent with this philosophy, a designated portion of the bonus compensation is contingent upon corporate profits, the attainment of specific business objectives and performance against personal performance objectives. Bonus payments are based on a target bonus pool established at the beginning of the year for each officer.

         In awarding 1996 discretionary bonuses, the Compensation Committee believed that only a portion of the Company's goals for the year were attained and, accordingly, awarded only fifty percent of the bonus pool. This belief was evidenced by a decrease in net revenues and net income in 1996 as compared to 1995, and the poor performance of the Company's Common Stock.

_______________
(1) The material in this report is not "soliciting material", is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

LONG-TERM INCENTIVES

         The Company's primary long-term incentive program presently consists of the Option Plan and the 1993 Employee Stock Purchase Plan (the "Purchase Plan"). The Option Plan utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the Option Plan generally is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company's Common Stock appreciates in the long term.

         The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Compensation Committee. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the purchase date of the commencement date or closing date of the relevant offering period.

         In 1996, the Compensation Committee granted stock options to two of the Company's officers in connection with the commencement of employment. For certain of the continuing officers, additional stock options were granted in 1996 in order to encourage their continued employ and to align their interests to those of the stockholders. Mr. Alon participated with the Compensation Committee in awarding these grants. Mr. Alon was not eligible to receive option grants under the Option Plan or to purchase stock under the Purchase Plan.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

         The salary and potential bonus of the Chief Executive Officer also were established by the Compensation Committee primarily on the basis of the salary received by him in 1995, the Company's overall 1995 performance, and pursuant to discussions between the Compensation Committee and the Chief Executive Officer. In establishing compensation, the Compensation Committee was mindful of the dependence on the Chief Executive Officer for the success and direction of the Company. Accordingly, in 1996, Mr. Alon's base compensation was increased from $275,000 to $302,500, an increase of 10%. His bonus target was increased from 50% to 60% to further emphasize the correlation between his potential compensation and the Company's overall performance.
While the salary and potential bonus established by the Compensation Committee was significantly less than Chief Executive Officer compensation in other software and high technology companies of a similar size, it was deemed appropriate based on Mr. Alon's significant equity position in the Company.

         Because of the Company's 1996 performance, Mr. Alon received less than his targeted compensation ($393,250 versus $484,000) for fiscal 1996 and substantially less than his actual 1995 compensation of $426,250. Because of his ownership position in the Company, no options or shares were granted during 1996 to the Chief Executive Officer.

         At the January 1997 meeting of the Compensation Committee, the decision was made to not increase the Chief Executive Officer's targeted compensation package for 1997 based on the Company's 1996 performance.

CERTAIN TAX CONSIDERATIONS

         The Company does not believe that its compensation plans will result in any limitations on its ability to deduct compensation under Section 162(m) of the Code.

         From the members of the Compensation Committee:

                                        John Bosch
                                        Uzia Galil

                   PERFORMANCE MEASUREMENT COMPARISON (1) (2)
                                NETMANAGE, INC.


                            CUMULATIVE TOTAL RETURN

              INDEX                 9/21/93      12/93        12/94         12/95         12/96
              -----                 -------      -----        -----         -----         -----
 NetManage, Inc.                      100         152          334           384            99

 NASDAQ Stock Market - US             100         106          104           147           181

 Hambrecht & Quist Technology         100         111          129           193           232





 (1)     The total return on investment (change in year end stock price plus
         reinvested dividends) for the     Company, the NASDAQ Stock Market- US
         Index (the "NASDAQ Index") and the Hambrecht and Quist Technology Index (the "H&Q Technology Index"), based on September 21, 1993 = 100, the day of the Company's Initial Public Offering. The performance of the Company's stock over the period shown is not necessarily indicative of future performance.


(2) The material under this caption is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

                              CERTAIN TRANSACTIONS

         The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.



                                 OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors



                                        WALTER D. AMARAL
                                        Secretary

April 18, 1997

         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, NETMANAGE, INC., 10725 NORTH DE ANZA BOULEVARD, CUPERTINO, CALIFORNIA 95014 OR THROUGH THE COMPANY'S WORLDWIDE WEB PAGE AT http://www.netmanage.com.

                                  DETACH HERE                      NTM F



P                               NETMANAGE, INC.
R                    PROXY SOLICITED BY BOARD OF DIRECTORS
O                      FOR ANNUAL MEETING MAY 30, 1997
X
Y
            Zvi Alon and Walter Amaral, or either of them, each with the power of substitution, hereby are authorized to represent and vote as designated on the reverse side the shares of the undersigned at the Annual Meeting of Stockholders of NetManage, Inc. to be held Friday, May 30, 1997, at 9:00 a.m., local time, at the Company's offices located at 10725 North De Anza Boulevard, Cupertino, California, or at any adjournment of the Annual Meeting.

            Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the Election of Director and FOR Item 2.


                                                              -----------
                                                              SEE REVERSE
                                                                  SIDE
                                                              ------------

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                  DETACH HERE                            NTM F

     Please mark
[X]  votes as in
     this example.

The Board of Directors recommends a vote FOR the Election of Director and FOR Item 2.

1.  Election of Director

    Nominee:  Zvi Alon

                       FOR         WITHHELD

                       [ ]           [ ]


2.  Ratification of the appointment of              FOR    AGAINST     ABSTAIN
    Arthur Andersen LLP as the Company's
    independent auditors for the current            [ ]      [ ]         [ ]
    fiscal year.

3.  Upon any other matters which may properly come before the meeting.


     MARK HERE
     FOR ADDRESS  [ ]
     CHANGE AND
     NOTE AT LEFT

PLEASE MARK, DATE, SIGN AND RETURN.

Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.



Signature ___________ Date: __________  Signature ___________ Date: __________